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                                                                 Exhibit 10.2

                              CONSULTING AGREEMENT

         This Consulting Agreement ("Agreement") dated May 8, 2002 by and between Strattech Partners, LLC, a Pennsylvania limited liability company having its principal place of business at 100 Matsonford Road, 3 Radnor Corporate Center, Suite 304, Radnor, PA 19087 ("Strattech") and FastNet Corporation, Inc., a Pennsylvania corporation having its principal place of business at Two Courtney Place, Suite 130, 3864 Courtney Street, Bethlehem, PA 18017 ("FastNet").

                                   BACKGROUND
                                   ----------

         FastNet wishes to retain the services of Strattech to provide management consulting services with respect to financing, business development, mergers & acquisitions issues, and investor relations matters. Strattech is experienced in such matters and has agreed to provide advice and services to FastNet related thereto.

                                      TERMS
                                      -----

         NOW, THEREFORE, the parties hereto, each intending to be legally bound hereby, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the mutual covenants contained herein, hereby agree as follows:

1.       STATEMENT OF WORK.
         -----------------

         1.1 SERVICES. FastNet hereby engages Strattech to provide management consulting services to FastNet in the areas of: budgets, business metrics, pre/post acquisition reviews - with focus on financial processes, controls and systems integration, management reporting, board packages, investor relations assistance (provided by Mike Miles), and other areas as mutually deemed appropriate by FastNet and Strattech upon the terms and conditions of this Agreement, as the same may be amended from time to time hereafter.

         1.2 TERM. The term of this Agreement shall begin on May 8, 2002 and end August 8, 2002 (the "Term"). The employees of Strattech staffed on FastNet matters will devote such productive time, ability, attention and energy to the business of FastNet during normal business hours as is necessary to provide the services set forth in Section 1.1 provided that such obligation shall be no less than 10 business days per month during each of the 3 months of the initial Term. The Term shall automatically renew for an additional one-month period unless terminated by either party in writing.

         1.3 DELIVERABLES. The deliverables for this project will vary on a case-by-case basis as defined jointly by Steve Hurly and Strattech in writing.

         1.4 INDEPENDENT CONTRACTOR. During the Term of this Agreement, Strattech shall provide consulting services to FastNet as an independent contractor. Strattech shall at all times during the Term act and shall be deemed for all purposes to be, an independent contractor and nothing in this Agreement shall be deemed to create or imply an agency or employment relationship.

1.5 REVIEW OF SERVICES. After 60 days from the date hereof, the parties shall review the services provided pursuant to Section 1.1 in order to insure compliance with the goals and objectives of the parties.

2.       COMPENSATION.
         ------------

         2.1 CONSULTING FEES. For the services rendered by Strattech to FastNet, FastNet shall pay Strattech, or an affiliated company designated by Strattech in writing, a monthly fee of $6,000 during each month of the Term (the "Fee"). In addition, Strattech shall receive a per diem fee of $600 if services are provided in excess of the monthly commitment pursuant to Section 1.2.

         2.2 BONUS FEES. Additional bonuses, if any, that are determined by FastNet's management to be payable to Strattech, shall be paid promptly to Strattech.

         2.3 STOCK OPTIONS. In addition to the Fee, Strattech shall be granted non-qualified stock options to acquire a total of 12,000 shares of FastNet common stock (4,000 each month of the initial Term). The stock options shall be distributed in accordance with the following allocation: 50% distributed to Strattech; 25% to John J. Torrillo III and 25% to Steve R. Holstad. The stock options will be exercisable for ten (10) years from the date of grant. The exercise price shall be the closing price per share of common stock of FastNet as quoted on the Nasdaq National Market on May 8, 2002. The options shall be fully vested upon conclusion of the initial Term. In addition, Strattech shall receive 400 stock options per diem if services are provided in excess of the monthly commitment pursuant to Section 1.2. Any subsequent stock options due to Strattech shall be granted on a quarterly basis, with an exercise price equal to the prevailing market price on the date of grant, and shall be distributed in accordance with the aforementioned allocation. FastNet hereby agrees that Strattech, John Torrillo, and Steve Holstad shall be entitled to exercise all vested options, in whole or in part, at any time during the ten (10) year exercise period whether or not Strattech is continuing to provide services to FastNet. Upon termination of service, Strattech, John Torrillo, and Steve Holstad may purchase the option shares at any time in accordance with the provisions of FastNet's option plan and in accordance with federal and state securities laws governing the purchase of such stock options.

         FastNet shall take all necessary steps under any applicable federal or state securities laws to register the shares of common stock issuable hereunder such that, when issued, the shares of common stock issuable hereunder will be freely tradeable without restriction.

         2.4 EXPENSES. FastNet shall reimburse Strattech for all reasonable and ordinary expenses incurred by Strattech in connection with the performance of their services under this Agreement, upon submission to FastNet of documentation thereof in accordance with FastNet's business reimbursement policy in effect at the time of such expenditures. Reimbursable expenses shall include parking, mileage, tolls, travel, travel accommodations, and lodging costs.

         2.5 CHANGE OF CONTROL. This agreement shall be binding upon any successor in interest to FastNet or any purchaser of substantially all of the assets of FastNet. FastNet hereby covenants and agrees that it will not enter into any agreement of (a) sale or other disposition of all or substantially all of the assets of FastNet or (b) a merger or consolidation of FastNet with another corporation whereby FastNet is not the surviving corporation unless such agreement makes provision for the foregoing obligation.


3. TERMINATION. Notwithstanding the provisions set forth in Section 2 above, this Agreement may be terminated at any time 90 days from the date hereof (a) by FastNet upon not less than 30 days' prior written notice to Strattech or (b) by Strattech upon not less than 30 days' prior written notice to FastNet.

4.       CONFIDENTIALITY.
         ---------------

         4.1 PROPRIETARY INFORMATION. Each party shall at all times during the term of this Agreement and thereafter to hold in strictest confidence, and not to use, except as necessary in connection with this Agreement, and, not to disclose to any person or entity or remove from the possession or control of the Proprietary Information of any party (as defined below). Except as expressly provided herein, the receiving party will hold in confidence and not use or disclose any Proprietary Information of the disclosing party and shall similarly bind its employees in writing. The foregoing restrictions shall not apply to Proprietary Information which (a) has become publicly known and made generally available through no wrongful act of the receiving party, (b) is required by law to be disclosed, (c) was in the receiving party's possession prior to disclosure by the other party (and was obtained by the receiving party legally and not in breach of any agreement to which it was a party) as evidenced by such party's written records, (d) was rightfully obtained from a third party that had obtained the information legally and not in violation of an obligation to maintain the confidentiality of the information or (e) was independently developed (as evidenced by the written records of such party) without the use of any Proprietary Information.

         4.2 CONSULTANT-RESTRICTED INFORMATION. During the term of this Agreement, Strattech will not improperly use or disclose any proprietary or confidential information or trade secrets of any person or entity with whom Strattech has an agreement or duty to keep such information or secrets confidential.

         4.3 THIRD PARTY INFORMATION. Strattech recognizes that FastNet has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on FastNet's part to maintain the confidentiality of such information and to use it only for certain limited purposes. Strattech shall at all times during the term of this Agreement hold in strictest confidence, and, except as necessary in performing the services under this Agreement, not to use or disclose to any person or entity such confidential or proprietary information from third parties.

5. NON-EXCLUSIVE ENGAGEMENT. During the Term of this Agreement, Strattech may from time to time enter into agreements similar to this Agreement with other persons or entities, including entities similar to FastNet, without the necessity of obtaining approval from FastNet, except for such entities which receive a majority of its revenues from Internet Service Provider (ISP) services, in which case Strattech shall be required to obtain the prior written approval of FastNet prior to such engagement which approval shall not be unreasonably withheld.

6. RETURN OF COMPANY PROPERTY. Promptly upon the expiration or sooner termination of the Term, and earlier if requested by FastNet at any time, Strattech shall deliver to (and will not keep or deliver to anyone else) all FastNet Proprietary Information (as set forth in Sections 4.1 through 4.3 hereto) in connection with the services to be provided under this Agreement or otherwise belonging to FastNet. Strattech shall not remove any property of FastNet from FastNet premises without written authorization from FastNet.

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For all information that is not FastNet Proprietary Information, Strattech retains all rights and interest, including copyright, trade secrets, and patent rights in the general concepts, ideas, theories, principles, programs, and other materials used or produced by Strattech in performance of services rendered under this agreement.

7. INDEMNIFICATION. FastNet shall indemnify Strattech and its directors, officers, employees, agents and controlling persons (including, John Torrillo, Britt Murdoch and Steve Holstad) (each such person being an "Indemnified Party") from and against any and all losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject, related to or arising out of the engagement of Strattech pursuant to, and the performance by Strattech of the services to be performed under the terms of, this Agreement and shall reimburse any Indemnified Party for all expenses (including reasonable counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom. FastNet will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability or expense resulted from Strattech's gross misconduct or fraud.

8. WARRANTY OF DELIVERABLES. This work shall be performed by employees of Strattech. Strattech makes no warranty with respect to the services to be rendered. The work will be done to the extent practicable in the amount of effort specified in this contract.

9. GOVERNING LAW. This Agreement shall be governed by and interpreted in accordance with the internal laws of the Commonwealth of Pennsylvania, without giving effect to any conflict of law provisions.

10. NOTICES. All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered, sent by facsimile or mailed by registered, certified or overnight mail to the addresses set forth in the first paragraph of this Agreement

11. SEVERABILITY. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction.

12. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements, representations, warranties, statements, promises, information, arrangements, and understandings, whether oral or written, expressed or implied, with respect to the subject matter of this Agreement.

13. AMENDMENT. Any amendment or supplement made to this Agreement shall not be valid unless in writing, signed by each of the parties to this Agreement.

14. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15. SURVIVAL. Notwithstanding any termination of this Agreement, Section 4 of this Agreement shall survive and remain in full force and effect.

16. IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.



                                             STRATTECH PARTNERS, LLC

                                             By:________________________________
                                             Name:
                                             Title:

                                             FASTNET CORPORATION

                                             By:________________________________
                                             Name:
                                             Title: